EXHIBIT 14

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

OF

CHARTER FINANCIAL CORPORATION

OCTOBER 9, 2003

Policy Statement

It is the policy of Charter Financial Corporation that the Senior Financial Officers of Charter Financial Corporation and CharterBank adhere to and advocate certain professional and ethical conduct in the fulfillment of their responsibilities. This professional and ethical conduct includes the promotion of professional conduct in the practice of financial management for the financial services industry, publicly traded companies and otherwise, as well as the deterrence of wrongdoing. Senior Financial Officers hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and preserved.

Purpose

The purpose of this Code of Ethics for Senior Financial Officers of Charter Financial Corporation (“Code”) is to provide principles to which Senior Financial Officers of each of Charter Financial Corporation and CharterBank (hereinafter sometimes collectively referred to as “Charter” or the “Company”) are expected to adhere and advocate. They embody rules regarding individual and peer responsibilities, as well as responsibilities to other employees, the public and other stakeholders. It is expected that Senior Financial Officers will not violate the specific guidelines nor conduct themselves in any manner which violates the spirit of the Code.

Senior Financial Officer

The term “Senior Financial Officer” shall include the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Board of Directors of the Company shall, by resolution, designate the Senior Executive Officers who shall be subject to this Code, which designation shall be updated from time to time, as appropriate.

Statement of Ethics

All Senior Financial Officers of the Company shall:

1.	Act ethically, with honesty and integrity, including ethically handling actual or apparent conflicts of interest between personal and professional relationships.

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2.	Avoid conflicts of interest, including disclosing any material transaction or relationship that reasonably could be expected to give rise to such a conflict in accordance with the Company’s Conflict of Interest Policy and Code of Conduct.

3.	Perform responsibilities with a view to causing reports and documents filed with, or submitted to the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company, to contain disclosure of information which is full, fair, accurate, timely and understandable.

4.	Comply with laws of federal, state and local governments applicable to Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

5.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgement to be compromised.

6.	Encourage and reward professional integrity in all aspects of the Company’s finance and accounting departments, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear or reprisal, or alienation from the Company itself.

7.	Provide a mechanism for members of the finance and accounting departments to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

8.	Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose, and not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

9.	Proactively promote ethical behavior among subordinates and peers.

10.	Use corporate assets and resources employed or entrusted in responsible manner.

11.	Not use corporate information, corporate assets, corporate opportunities or one’s positions with the Company for personal gain, and not compete directly or indirectly with the Company.

12.	Comply in all respects with the Company’s Conflict of Interest Policy and Code of Conduct and all other policies.

13.	Advance the Company’s legitimate interests when the opportunity arises.

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Compliance and Monitoring

1.	All Senior Financial Officers of each of Charter Financial Corporation, and CharterBank will be required to annually certify their compliance with the Code and file such certification with the Audit Committee of the Board of Directors.

2.	Any violations of this Code may result in disciplinary action, up to and including immediate termination.

3.	The Audit Committee shall have the power to monitor, make determinations, and recommend action to the Board of Directors with respect to the violations of the Code.

4.	The Audit Committee shall annually review with management the implementation of this Code, and shall assure that the Board of Directors of the Company receives an objective and adequate flow of information as to the matters that lie within the scope of the Code.

5.	Any alleged violations of this Code shall be promptly reported to the Chairman of the Audit Committee.

6.	If an employee would feel more comfortable submitting his or her inquiry or reporting a concern on an anonymous basis, the employee may do so by writing the same to the Chairman of the Audit Committee at 1002 Broad Street, LaGrange, Georgia 30240.

7.	Any waivers of any provision of this Code shall be approved and documented by the Board of Directors and shall be disclosed on a timely basis, in accordance with applicable law. Waivers will not be granted except under extraordinary or special circumstances.

Amendments to Code

Any amendments to this Code shall be approved by the Board of Directors of the Company and shall be disclosed on a timely basis, in accordance with applicable law.

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